REVISED
Pricing Supplement Dated November 21, 1995  Rule 424(b)(3)
                                        File No. 33- 50333
(To Prospectus dated October 8, 1993 and
Prospectus Supplement dated August 1, 1995)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Retail Medium-Term Notes
(U.S. $ Fixed Rate)
____________________________________________________________

Trade Date: January 17, 1996  Original Issue Date: January
25, 1996
Principal Amount: $25,000,000 Net Proceeds to Issuer:
$24,500,000
Issue Price: (see below)      Agent's Capacity:
Selling Agent's               x Principal Basis      Agency
Commission/Discount: $500,000                          Basis
Interest Rate: 6.60% per annum     Interest Payment Dates:
                                   15th day of each month
Maturity Date: February 15, 2011   commencing February 15,
                                   1996
____________________________________________________________

Form:     x    Book Entry
               Certificated

Redemption:
               The Notes cannot be redeemed prior to
               maturity
          x The Notes may be redeemed prior to maturity on each February 15 or August 15 commencing
               February 15, 2000 on 30 calendar days
               notice

     Initial Redemption Date: February 15, 2000

     Initial Redemption Percentage: 100%

     Annual Redemption Percentage Reduction: N/A

Repayment:

          x    The Notes cannot be repaid prior to maturity
               The Notes can be repaid prior to maturity at the option of the holder of the Notes

     Optional Repayment Date:  N/A

     Optional Repayment Price:  N/A

Discount Note:      Yes       x  No

The covenant defeasance provisions of the Indenture described under"Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes.
                                 (continued on next page)
                       Merrill Lynch & Co.

(continued from previous page)

The Notes described herein are being purchased by Merrill
Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
Incorporated (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Retail Medium - Term
Notes". The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company, before deducting expenses payable by the Company, will be $24,500,000.